UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2009

GSC Investment Corp.
(Exact name of registrant as specified in charter)

Maryland	001-33376	20-8700615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Ave, New York, NY 10019
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 884-6200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In our earnings release for the quarter ended May 31, 2009, GSC Investment Corp. announced that, as of June 30, 2009, we had a borrowing base deficiency under our credit agreement and that, if the borrowing base deficiency was not cured within 30 days, an event of default under our credit facility would occur. As of July 30, the borrowing base deficiency has not been cured and an event of default has occurred.

Upon the occurrence of an event of default, the credit facility lender has the right to accelerate repayment of the outstanding indebtedness and to foreclose and liquidate the pledged collateral. Acceleration of the outstanding indebtedness and/or liquidation of the collateral would have a material adverse effect on our liquidity, financial condition and operations.

Our credit facility currently bears interest at the commercial paper rate plus 4.00%. During the continuance of an event of default, the interest rate on the outstanding borrowings under the credit facility will be increased as follows:

1.
if the loan is being funded through the issuance of commercial paper,  the greater of the commercial paper rate and the lender’s prime rate plus the applicable margin of 4.00% (until March 2010) or 5.00% (thereafter) plus a default rate of 2.00% or

2.	if the loan is not being funded through the issuance of commercial paper, the greater of LIBOR and the lender’s prime rate plus the applicable margin of 6.00% plus a default rate of 3.00%.

As of the date hereof, the lender has not accelerated the outstanding indebtedness under the credit facility. We are discussing the event of default with our lender, but there is no assurance that such discussions will result in a favorable outcome for the company. As we have previously announced, we have retained the investment banking firm of Stifel, Nicolaus & Company to help identify and evaluate strategic and financing opportunities and we are actively considering and evaluating opportunities to maximize long-term shareholder value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSC Investment Corp.

Date:	July 31, 2009	By:	/s/ David L. Goret
			Name:	David L. Goret
			Title:	Vice President and Secretary